Exhibit 4.1

WARRANT AGREEMENT

Applied DNA Sciences, Inc.

and

American Stock Transfer & Trust Company, LLC, as Warrant Agent

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”), dated as of _________, 2019, is by and between Applied DNA Sciences, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (the “Offering”) of shares of common stock of the Company, par value $0.001 per share (“Common Stock”) (and/or up to ______ pre-funded warrants to purchase shares of Common Stock (“Pre-Funded Warrants”) for any purchaser who, as a result of purchasing securities in this Offering, would, together with its affiliates and other related parties, beneficially own more than 4.99% or 9.99% of our outstanding Common Stock immediately following the consummation of the Offering), and ______ warrants to purchase shares of Common Stock (“Warrants”) and, in connection therewith, has determined to issue and deliver up to ______ Warrants (including up to ______ Warrants subject to an over-allotment option granted to the underwriters by the Company) to public investors in the Offering, each such Warrant evidencing the right of the holder thereof to purchase one share of Common Stock for $[●] per share, subject to adjustment as described herein; and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement, as amended, on Form S-1, No. 333-233830 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Common Stock, Pre-Funded Warrants, and Warrants to be sold to investors in the Offering and the shares of Common Stock underlying the Pre-Funded Warrants and the Warrants; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants (each, a “Holder”); and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Appointment of Warrant Agent and Issuance of Warrants.

1.1	Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

1.2	Issuance of Warrants. The Warrants shall be initially issued by book-entry registration on the books and records of the Warrant Agent (“Book-Entry Warrants”) and such Warrants shall be evidenced by statements issued by the Warrant Agent from time to time to the registered holder of Book-Entry Warrants reflecting such book-entry position (the “Warrant Statement”).

2.	Warrants.

2.1	Form of Warrant. Each Warrant shall be (a) initially issued in book-entry form only and in the form of Exhibit A hereto, the provisions of which are incorporated herein, and (b) only as permitted by Section 2.3.1, if issued in certificate form (a “Certificated Warrant”), in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and signed by, or bearing the facsimile or .pdf signature of, the Chairman of the Board, President, Chief Executive Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile or .pdf signature has been placed upon any Certificated Warrant shall have ceased to serve in the capacity in which such person signed the Certificated Warrant before such Certificated Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. The Warrant Statements and Certificated Warrants may bear such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Warrant Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any law or with any rules made pursuant thereto or with any rules of any securities exchange or, as may be determined by the Company, consistently herewith, and all of which shall be reasonably acceptable to the Warrant Agent.

2.2	Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3	Registration.

2.3.1	Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in book-entry form in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. In the event that the Warrants are not eligible, or in the reasonable judgment of the Company it is no longer practicable, for the Warrants to continue to be issued in book-entry form, the Company will instruct the Warrant Agent to deliver Certificated Warrants which shall be in the forms specified in Section 2.1.

2.3.2	Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any certificate representing a Certificated Warrant made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.	Terms and Exercise of Warrants.

3.1	Exercise Price. Each Warrant shall, when issued in book-entry form or when countersigned by the Warrant Agent in the case of a Certificated Warrant, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $[●] per share, subject to the adjustments provided herein. The term “Exercise Price” as used in this Warrant Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised.

3.2	Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date of issuance thereof and ending on _________, 2024 (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date.

3.3	Exercise of Warrants.

3.3.1	Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when issued in book-entry form or when countersigned by the Warrant Agent in the case of a Certificated Warrant, may be exercised by the Registered Holder thereof by submitting a duly executed election to purchase in the form attached as Exhibit A, at the office of the Warrant Agent in the Borough of Brooklyn, City and State of New York or at the office of its successor as Warrant Agent, which may be done by fax or email delivery, and by paying, within one day of the date of exercise, in full the Exercise Price for each full share of Common Stock as to which the Warrant is exercised, in lawful money of the United States, by wire transfer or in good certified check or good bank draft payable to the order of the Company or by Cashless Exercise in accordance with Section 3.3.2 hereof. The Registered Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Upon delivery of an election to exercise, the Registered Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which a Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Registered Holder’s (or the Registered Holder’s designee) Depository Trust Company (“DTC”) account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be).

3.3.2

Cashless Exercise. All Cashless Exercises will be directed to the company to perform the below Cashless Exercise calculation. Upon completion of the calculation the company will direct the Warrant Agent to cancel the Warrant and issue Common shares based on their calculation. The Warrant Agent shall have no liability related to any Cashless Exercise calculation. Notwithstanding anything contained herein to the contrary, if and only if an effective registration statement covering the issuance of the shares of Common Stock that are subject to the exercise notice is not available for the issuance of such shares of Common Stock, the Registered Holder may exercise a Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number =	(A - B) (X)
A

For purposes of the foregoing formula:

(A)	= as applicable: (i) the VWAP on the trading day immediately preceding the date of the applicable exercise notice if such exercise notice is (1) both executed and delivered pursuant to Section 3.3.1 hereof on a day that is not a trading day or (2) both executed and delivered pursuant to Section 3.3.1 hereof on a trading day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such trading day, (ii) at the option of the Registered Holder, either (y) the VWAP on the trading day immediately preceding the date of the applicable exercise notice or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg, L.P. (“Bloomberg”) as of the time of the Registered Holder’s execution of the applicable exercise notice if such exercise notice is executed during “regular trading hours” on a trading day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a trading day) pursuant to Section 3.3.1 hereof or (iii) the VWAP on the date of the applicable exercise notice if the date of such exercise notice is a trading day and such exercise notice is both executed and delivered pursuant to Section 3.3.1 hereof after the close of “regular trading hours” on such trading day;

(B)	= the Exercise Price of such Warrant, as adjusted hereunder; and

(X)	= the number of Warrant Shares that would be issuable upon exercise of such Warrant in accordance with the terms of this Warrant Agreement if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), the Warrant Shares shall take on the registered characteristics of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 3.3.2.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the Common Stock is then listed or quoted on OTCQB or OTCQX, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is listed or traded on OTCQB or OTCQX, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Notwithstanding anything herein to the contrary, subject to the limitations set forth in Section 3.4, on the Expiration Date, each Warrant shall be automatically exercised via cashless exercise pursuant to this Section 3.3.2 if the applicable VWAP is greater than the Exercise Price.

3.3.3	Issuance of Common Stock on Exercise. Assuming funds for exercise are paid on or before the second trading day following the date of receipt by the Company of an exercise notice, then on or before the third trading day following the date upon which the Company has received an exercise notice for a Warrant, the Company shall cause its transfer agent to (i) provided that the transfer agent is participating in the DTC Fast Automated Securities Transfer Program credit such aggregate number of shares of Common Stock to which the Registered Holder is entitled pursuant to such exercise to the Registered Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian System, or (ii) if the transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Registered Holder, or at the Registered Holder’s instruction pursuant to the delivered exercise notice, the Registered Holder’s agent or designee, in each case pursuant to this clause (ii), sent by reputable overnight courier to the address specified in the applicable exercise notice, a certificate, registered in the Company’s share register in the name of the Registered Holder or its designee (as indicated in the applicable exercise notice), for the number of shares of Common Stock to which the Registered Holder is entitled pursuant to such exercise.

3.3.4	Valid Issuance. All Common Stock issued or issuable upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.5	Share Delivery Failure. If the Company fails for any reason to deliver to the Registered Holder within three (3) trading days after receipt of the applicable exercise notice (the “Share Delivery Deadline”), the Company shall pay to the Registered Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $5.00 per Trading Day for each of the first three Trading Days after such Warrant Share Delivery Date and $10.00 per Trading Day for each day thereafter until such Warrant Shares are delivered or Holder rescinds such exercise.

3.4

Beneficial Ownership Limitation on Exercises. The Company shall not effect any exercise of a Warrant, and a Holder shall not have the right to exercise any portion of a Warrant, pursuant to Section 3 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Registered Holder (together with the Registered Holder’s affiliates (as defined in Rule 405 promulgated under the Securities Act, “Affiliates”), and any other Persons acting as a group together with the Registered Holder or any of the Registered Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Registered Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of such Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of such Warrant beneficially owned by the Registered Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Registered Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, it being acknowledged by the Registered Holder that the Company is not representing to the Registered Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Registered Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3.4 applies, the determination of whether such Warrant is exercisable (in relation to other securities owned by the Registered Holder together with any Affiliates and Attribution Parties) and of which portion of such Warrant is exercisable shall be in the sole discretion of the Registered Holder, and the submission of a Notice of Exercise shall be deemed to be the Registered Holder’s determination of whether such Warrant is exercisable (in relation to other securities owned by the Registered Holder together with any Affiliates and Attribution Parties) and of which portion of such Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of such Warrant that are not in compliance with the Beneficial Ownership Limitation (other than to the extent that information on the number of outstanding shares of Common Stock of the Company is provided by the Company and relied upon by the Registered Holder). In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of such Warrant that are not in compliance with the Beneficial Ownership Limitation. For purposes of this Section 3.4, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Registered Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Warrant, by the Registered Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of such Warrant. The Registered Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3.4, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the shares of Common Stock upon exercise of such Warrant held by the Registered Holder and the provisions of this Section 3.4 shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.4 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of such Warrant.

3.5	Call Provision. Subject to the provisions of Section 3.4 and this Section 3.5, if, after the date of issuance, (i) the VWAP for each of 20 consecutive trading days (the “Measurement Period,” which 20 consecutive trading day period shall not have commenced until after the date of issuance) exceeds 300% of the Exercise Price (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like after the date of issuance), (ii) the daily dollar volume on each trading day during the Measurement Period exceeds $300,000 per trading day, and (iii) the Registered Holder is not in possession of any information that constitutes, or might constitute, material non-public information which was provided by the Company, any of its subsidiaries, or any of their officers, directors, employees, agents or Affiliates, then the Company may, within one trading day of the end of such Measurement Period, call for cancellation of all or any portion of such Warrant for which an exercise notice has not yet been delivered (such right, a “Call”) for consideration equal to $0.001 per Warrant Share. To exercise this right, the Company must deliver to the Registered Holder an irrevocable written notice (a “Call Notice”), indicating therein the portion of unexercised portion of such Warrant to which such notice applies. If the conditions set forth below for such Call are satisfied from the period from the date of the Call Notice through and including the Call Date (as defined below), then any portion of such Warrant subject to such Call Notice for which an exercise notice shall not have been received by the Call Date will be cancelled at 6:30 p.m. (New York City time) on the tenth trading day after the date the Call Notice is received by the Registered Holder (such date and time, the “Call Date”). Any unexercised portion of such Warrant to which the Call Notice does not pertain will be unaffected by such Call Notice. In furtherance thereof, the Company covenants and agrees that it will honor all exercise notices with respect to Warrant Shares subject to a Call Notice that are tendered through 6:30 p.m. (New York City time) on the Call Date. The parties agree that any exercise notice delivered following a Call Notice which calls less than all of the Warrants shall first reduce to zero the number of Warrant Shares subject to such Call Notice prior to reducing the remaining Warrant Shares available for purchase under such Warrant. For example, if (A) a Warrant then permits the Registered Holder to acquire 100 Warrant Shares, (B) a Call Notice pertains to 75 Warrant Shares, and (C) prior to 6:30 p.m. (New York City time) on the Call Date the Registered Holder tenders an exercise notice in respect of 50 Warrant Shares, then (x) on the Call Date the right under such Warrant to acquire 25 Warrant Shares will be automatically cancelled, (y) the Company, in the time and manner required under such Warrant, will have issued and delivered to the Registered Holder 50 Warrant Shares in respect of the exercises following receipt of the Call Notice, and (z) the Registered Holder may, until the Expiration Date, exercise such Warrant for 25 Warrant Shares (subject to adjustment as herein provided and subject to subsequent Call Notices). Subject again to the provisions of this Section 3.5, the Company may deliver subsequent Call Notices for any portion of such Warrant for which the Registered Holder shall not have delivered an exercise notice. Notwithstanding anything to the contrary set forth in such Warrant, the Company may not deliver a Call Notice or require the cancellation of such Warrant (and any such Call Notice shall be void), unless, from the beginning of the Measurement Period through the Call Date, (1) the Company shall have honored in accordance with the terms of this Warrant Agreement all exercise notices delivered by 6:30 p.m. (New York City time) on the Call Date, and (2) a registration statement shall be effective as to all Warrant Shares and the prospectus thereunder available for use by the Company for the sale of all such Warrant Shares to the Registered Holder, and (3) the Common Stock shall be listed or quoted for trading on the Trading Market, and (4) there is a sufficient number of authorized shares of Common Stock for issuance of all Warrant Shares under such Warrant, and (5) the issuance of all Warrant Shares subject to a Call Notice shall not cause a breach of any provision of Section 3.4 herein. The Company’s right to call the Warrants under this Section 3.5 shall be exercised ratably among the Holders based on each Registered Holder’s initial purchase of Warrants.

4.	Adjustments.

4.1	Stock Dividends and Splits. If the Company, at any time while a Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of such Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of such Warrant shall be proportionately adjusted such that the aggregate Exercise Price of such Warrant shall remain unchanged, subject to the limitation on fractional shares in Section 4.8. Any adjustment made pursuant to this Section 4.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

4.2	Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the date of issuance of a Warrant the Company issues or sells, or in accordance with this Section 4.2 is deemed to have issued or sold, any shares of Common Stock and/or Common Stock Equivalents (as defined below and including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Exempt Issuance issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Exercise Price of such Warrant in effect immediately prior to such issuance or sale or deemed issuance or sale (such Exercise Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately upon such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price. “Exempt Issuance” means the issuance of (a) Common Stock, options or other equity awards to employees, officers, consultants, members of its strategic advisory board, or directors of the Company pursuant to any stock or option plan or employee stock purchase plan duly adopted for such purpose (provided that issuances to consultants and members of its strategic advisory board shall be unregistered and carry no registration rights and shall not exceed an aggregate of 150,000 shares (subject to adjustment for any stock splits or recapitalizations following date hereof) in any three-month period), by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities issuable upon the exercise or exchange of or conversion of the Warrants and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Warrants; provided that such securities have not been amended since the date of the Warrants to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company; provided that such securities are issued as “restricted securities” (as defined in Rule 144 under the Securities Act) and carry no registration rights that require or permit the filing of any registration statement in connection therewith within 90 days of the issue date of such Warrant and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. For all purposes of the foregoing (including, without limitation, determining the adjusted Exercise Price and the New Issuance Price under this Section 4.2), the following shall be applicable:

4.2.1	Issuance of Options. If the Company in any manner grants or sells any rights, warrants or options to subscribe for or purchase shares of preferred stock and/or Common Stock or Common Stock Equivalents (“Options”) and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 4.2.1, the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof. Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock or of such Common Stock Equivalents upon the exercise of such Options or otherwise pursuant to the terms of or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents. This Section 4.2.1 shall not apply to any Exempt Issuance.

4.2.2	Issuance of Common Stock Equivalents. If the Company in any manner issues or sells any Common Stock Equivalents and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Exercise Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Common Stock Equivalents for such price per share. For the purposes of this Section 4.2.2, the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Common Stock Equivalent and upon conversion, exercise or exchange of such Common Stock Equivalent or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Common Stock Equivalent for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Common Stock Equivalent (or any other Person) upon the issuance or sale of such Common Stock Equivalent plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Common Stock Equivalent (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Common Stock Equivalents is made upon exercise of any Options for which adjustment of the Warrant has been or is to be made pursuant to other provisions of this Section 4.2, except as contemplated below, no further adjustment of the Exercise Price shall be made by reason of such issuance or sale.

4.2.3	Change in Option price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Common Stock Equivalents, or the rate at which any Common Stock Equivalents are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 4.1), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Common Stock Equivalents provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 4.2.3, if the terms of any Option or Common Stock Equivalents that was outstanding as of the date of issuance are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Common Stock Equivalents and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 4.2 shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

4.2.4	Calculation of Consideration Received. If any Option and/or Common Stock Equivalent and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Registered Holder, the “Primary Security,” and such Option and/or Common Stock Equivalent and/or Adjustment Right, the “Secondary Securities” and together with the Primary Security, each a “Unit”), together comprising one integrated transaction, the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be the lower of (x) the purchase price of such Unit, (y) if such Primary Security is an Option and/or Common Stock Equivalent, the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Section 4.2.1 or Section 4.2.2 above and (z) the lowest VWAP of the Common Stock on any trading day during the four trading day period immediately following the public announcement of such Dilutive Issuance (for the avoidance of doubt, if such public announcement is released prior to the opening of the Trading Market on a trading day, such trading day shall be the first trading day in such four trading day period). If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five trading days immediately preceding the date of receipt. If any shares of Common Stock, Options or Common Stock Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Common Stock Equivalents (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Registered Holder. If such parties are unable to reach agreement within ten days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five trading days after the tenth day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Registered Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company. For purposes of hereof, “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with this Section 4) of shares of Common Stock (other than rights of the type described in Section 4.5 and Section 4.7 hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

4.2.5	Holder’s Right of Alternative Exercise Price. In addition to and not in limitation of the other provisions of this Section 4, if the Company in any manner issues or sells or enters into any agreement to issue or sell, any Common Stock, Options or Common Stock Equivalents (any such securities, “Variable Price Securities”) after the Closing Date that are issuable or convertible into or exchangeable or exercisable for shares of Common Stock pursuant to such Options or Common Stock Equivalents, as applicable, at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via a facsimile and overnight courier to the Registered Holder on the date of such agreement and/or the issuance of such Common Stock Equivalents or Options, as applicable. From and after the date the Company enters into such agreement or issues any such Variable Price Securities, the Registered Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Exercise Price upon exercise of a Warrant by designating in the Notice of Exercise delivered upon any exercise of such Warrant that solely for purposes of such exercise the Registered Holder is relying on the Variable Price rather than the Exercise Price then in effect. The Registered Holder’s election to rely on a Variable Price for a particular exercise of such Warrant shall not obligate the Registered Holder to rely on a Variable Price for any future exercise of this Note.

4.2.6	Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Common Stock Equivalents or (B) to subscribe for or purchase shares of Common Stock, Options or Common Stock Equivalents, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

4.2.7	Floor Price. In any event the Exercise Price, as adjusted pursuant to the provisions of Section 4.2, will not be less than $[●] per share.

4.3	Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4.1 above, if at any time the Company grants, issues or sells any securities of the Company or its subsidiaries which would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (“Common Stock Equivalents”) or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Registered Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Registered Holder could have acquired if the Registered Holder had held the number of shares of Common Stock acquirable upon complete exercise of a Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Registered Holder’s right to participate in any such Purchase Right would result in the Registered Holder exceeding the Beneficial Ownership Limitation, then the Registered Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Registered Holder until such time, if ever, as its right thereto would not result in the Registered Holder exceeding the Beneficial Ownership Limitation).

4.4	Pro Rata Distributions. During such time as a Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (other than dividends or distributions subject to Section 4.1) (a “Distribution”), at any time after the issuance of such Warrant, then, in each such case, the Registered Holder shall be entitled to participate in such Distribution to the same extent that the Registered Holder would have participated therein if the Registered Holder had held the number of shares of Common Stock acquirable upon complete exercise of such Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Registered Holder’s right to participate in any such Distribution would result in the Registered Holder exceeding the Beneficial Ownership Limitation, then the Registered Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Registered Holder until such time, if ever, as its right thereto would not result in the Registered Holder exceeding the Beneficial Ownership Limitation).

4.5	Fundamental Transaction. If, at any time while a Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory stock exchange pursuant to which the shares of Common Stock are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of such Warrant, the Registered Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Registered Holder (without regard to any limitation in Section 3.4 on the exercise of such Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which such Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 3.4 on the exercise of such Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Registered Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of such Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Registered Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase such Warrant from the Registered Holder by paying to the Registered Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of such Warrant on the date of the consummation of such Fundamental Transaction; provided, however, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors or the consideration is not in all stock of the Successor Entity, Holder shall have the option to require the Company or any Successor Entity to purchase its Warrant for the Black Scholes Value of the unexercised portion of such Warrant as of the date of consummation of such Fundamental Transaction using the same type or form of consideration (and in the same proportion) that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction.

“Black Scholes Value” means the value of a Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the trading day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (1) the highest closing sale price of the Common Stock on its principal trading venue during the period beginning on the trading day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the trading day of the Registered Holder’s request pursuant to this Section 4.5 and (2) the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any), and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within five business days of the Registered Holder’s election (or, if later, on the effective date of the Fundamental Transaction). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant Agreement and the other Transaction Documents in accordance with the provisions of this Section 4.5 pursuant to customary written agreements in form and substance reasonably satisfactory to the Registered Holder and approved by the Registered Holder (without unreasonable conditions or delay) prior to such Fundamental Transaction and shall, at the option of the Registered Holder, deliver to the Registered Holder in exchange for such Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant Agreement which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of such Warrant (without regard to any limitations on the exercise of such Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of such Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Registered Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant Agreement and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant Agreement and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

4.6	Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

4.7	Notice to Holder.

4.7.1	Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 4, the Company shall promptly deliver to the Registered Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

4.7.2	Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory stock exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Registered Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least ten calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or stock exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or stock exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in a Warrant constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Registered Holder shall remain entitled to exercise such Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

4.7.3	Voluntary Adjustments by the Company. The Company may at any time during the term of a Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of Company with the prior written consent of the holders of a majority in interest of the Warrants based on the initial amounts under each Warrant of even date with such Warrants.

4.8	No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of a Warrant. As to any fraction of a share which the Registered Holder would otherwise be entitled to purchase upon such exercise, the Company shall round up to the next whole share.

5.	Transfer and Exchange of Warrants.

5.1	Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of Certified Warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. In the case of Certified Warrants, upon any such transfer, a new Certified Warrant representing an equal aggregate number of Warrants shall be issued and the previous Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2	Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants. Book-Entry Warrants may be surrendered electronically by any means acceptable to the Company.

5.3	Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate, in the case of a Certified Warrant, or book-entry position for a fraction of a warrant.

5.4	Warrant Execution and Countersignature. If a physical certificate is issued, the Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5.

6.	Other Provisions Relating to Rights of Holders of Warrants.

6.1	No Rights as Stockholder Until Exercise. A Warrant does not entitle the Registered Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 3.3.3, except as expressly set forth in Section 4.

6.2	Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity bond or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

6.3	Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

6.4	Registration of Common Stock. The Company registered the Warrants and shares of Common Stock underlying the Warrants in the Registration Statement. The Company will use its reasonable best efforts to maintain the effectiveness of such Registration Statement and the current status of the Prospectus or to file and maintain the effectiveness of another registration statement and another current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants at any time that the Warrants are exercisable. In addition, the Company agrees to use its reasonable best efforts to register such shares of Common Stock under the blue sky laws of the states of residence of the exercising Warrant holders to the extent an exemption from such registration is not available. If at any time, the Company does not have an effective registration statement covering the shares of Common Stock underlying the Warrants, and Rule 144 is not available to cover such shares of Common Stock due to the failure of the Company to be currently reporting under the Securities Exchange Act of 1934 (“Public Information Failure”), then the Company shall pay in cash by wire transfer of immediately available funds an amount per month equal to 1% of the aggregate VWAP of the shares into which a Warrant is converted which are not able to be delivered without legend because of such Public Information Failure to the Registered Holder thereof until such shares are able to be delivered without legend (to be pro-rated for any periods which are less than one month).

7.	Concerning the Warrant Agent and Other Matters.

7.1	Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

7.2	Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1	Appointment of Successor Warrant Agent. The Warrant Agent, or any successor hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation in good standing in the State of New York and having its principal office in the Borough of Brooklyn, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.2.2	Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

7.2.3	Merger or Consolidation of Warrant Agent. Any company into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.3	Fees and Expenses of Warrant Agent.

7.3.1	Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and any transfer agent fees which are in addition thereto and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.3.2	Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4	Liability of Warrant Agent.

7.4.1	Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.4.2	Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

7.4.3	Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and nonassessable.

7.5	Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

8.	Miscellaneous Provisions.

8.1	Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2	Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the Registered Holder of any Warrant to or on the Company shall be sufficiently given (i) when so delivered if by hand or overnight delivery, (ii) when sent, if delivered by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail, or (iii) if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Applied DNA Sciences, Inc.

50 Health Sciences Drive

Stony Brook, New York 11790

Attention: James A. Hayward, Chief Executive Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given (i) upon receipt if by hand or overnight delivery, (ii) when sent, if delivered by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail or (iii) if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Corporate Trust Department

8.3	Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

8.4	Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

8.5	Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Brooklyn, City of New York and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

8.6	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.7	Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

8.8	Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments shall require the written consent of the Company and the Registered Holders holding then outstanding Warrants of at least 65% in interest of the Warrants based on the amounts of Common Stock underlying each Warrant. No consideration shall be offered by the Company to any Registered Holder in connection with a modification, amendment or waiver of this Warrant Agreement or any Warrant without also offering the same consideration to all Registered Holders.

8.9	Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

APPLIED DNA SCIENCES, INC.

By:
Name: James A. Hayward
Title: Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:
Name:
Title:

Signature Page to Warrant Agreement by and between Applied DNA Sciences, Inc.
and American Stock Transfer & Trust Company, LLC, as Warrant Agent

EXHIBIT A

[FORM OF WARRANT CERTIFICATE]

Warrant Number: ______

[●] Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

APPLIED DNA SCIENCES, INC.

Incorporated Under the Laws of the State of Delaware

Warrant Certificate

This Warrant Certificate certifies that ______, or registered assigns, is the registered holder of ______ warrant(s) (the “Warrants” and each, a “Warrant”) to purchase shares of Common Stock, par value $0.001 per share (“Common Stock”), of Applied DNA Sciences, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement (as defined on the reverse hereof).

Each Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. The number of the shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $[●] per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

APPLIED DNA SCIENCES, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Certificate]

A-2

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of ______, 2019 (the “Warrant Agreement”), duly executed and delivered by the Company to American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in Section 3.2 of the Warrant Agreement.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round up to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

A-3

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares to the order of Applied DNA Sciences, Inc. (the “Company”) in the amount of $______ in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of _____________________, whose address is and that such shares be delivered to whose address is _________________________________________. If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of ,___________________ whose address is __________________________________________, and that such Warrant Certificate be delivered to _________________, whose address is ______________________.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 3.3.2 of the Warrant Agreement, the number of shares that this Warrant is exercisable for shall be determined in accordance with Section 3.3.2 of the Warrant Agreement.

________________	a “Cash Exercise” with respect to ____________________________ Warrant Shares; and/or

________________	a “Cashless Exercise” with respect to ____________________________ Warrant Shares, resulting in a delivery obligation by the Company to the Holder of shares of Common Stock representing the applicable Net Number, subject to adjustment.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of , whose address is , and that such Warrant Certificate be delivered to , whose address is __________________.

Date: ____________, 20	(Signature)

(Address)

(Tax Identification Number)

A-4